Exhibit 4.7

This instrument and the indebtedness, rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”), dated as of February 2, 2018, by and among the Subordinated Creditors identified therein, the Company and the Senior Creditors identified therein, to certain indebtedness, rights and obligations of the Company, and all liens and security interests of the Senior Creditors securing the same, all as described in the Subordination Agreement, and each holder and transferee of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

CONVERTIBLE NOTE

$15,000,000	New York, New York
No. 12	February 2, 2018

FOR VALUE RECEIVED, the undersigned, KODIAK SCIENCES INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to Perceptive Life Sciences Master Fund, Ltd. or its registered assigns (the “Purchaser”) at the address specified in the Note Purchase Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal sum FIFTEEN MILLION DOLLARS AND ZERO CENTS ($15,000,000.00), together with interest as set forth in the Note Purchase Agreement until the date on which the principal amount is paid in full, converted in whole or cancelled in accordance with the terms of the Note Purchase Agreement. Amounts evidenced hereby shall be paid in the amounts and on the dates specified in Section 3 of the Note Purchase Agreement.

This Note (a) is one of the Notes referred to in the Convertible Note Purchase Agreement (the “Note Purchase Agreement”) dated as of February 2, 2018 by and among the Company and the purchasers from time to time party hereto and (b) is subject to the provisions of the Note Purchase Agreement. This Note is convertible as provided in the Note Purchase Agreement.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all obligations under the Note Purchase Agreement, as evidenced by this Note, shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE NOTE PURCHASE AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE NOTE PURCHASE AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first above written.

KODIAK SCIENCES INC., a Delaware corporation

By:	/s/ Victor Perlroth, M.D.
Name: Victor Perlroth, M.D.
Title: Chairman and CEO

(Signature Page to Convertible Note)